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Senior Vice President
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FOR IMMEDIATE RELEASE

DIAMONDROCK HOSPITALITY COMPANY UNVEILS PROPERTY-WIDE TRANSFORMATION OF THE LODGE AT SONOMA RESORT, AN AUTOGRAPH COLLECTION HOTEL

BETHESDA, Maryland, Thursday, July 15, 2021 – DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) announced today that it has completed the repositioning of The Lodge at Sonoma and the resort joined Marriott International, Inc.’s Autograph Collection on July 1, 2021.

“The extensive repositioning and subsequent association with the Autograph Collection makes The Lodge at Sonoma one of the premier resorts in Northern California,” said Mark W. Brugger, President and Chief Executive Officer of DiamondRock Hospitality Company. “DiamondRock was the first lodging REIT to invest in California’s wine country when it acquired The Lodge at Sonoma in 2004 and the resort has been an outstanding investment for the Company. We project our $10 million transformation will generate a return on investment of over 25% and our undepreciated investment basis of approximately $380,000 per key is a fraction of market value and replacement cost. Importantly, the investment also represents another milestone in DiamondRock’s strategy to curate a collection of exceptional urban lifestyle and experiential resort hotels. Later this year, we will complete the repositioning of our resort at Vail Mountain in Colorado and our urban lifestyle hotel in the Cherry Creek submarket of Denver as Luxury Collection hotels. In addition, the conversion of the Barbary Beach House Key West to a Margaritaville Resort is underway and we are reviewing several additional repositioning opportunities to enhance expected future growth.”

About The Lodge at Sonoma

The Lodge at Sonoma, located in the heart of Sonoma, has been transformed into a luxury boutique resort with an intentional design that honors the spirit of Sonoma. The hotel’s mission-style architecture was preserved as an homage to Sonoma’s Mission San Francisco Solano, while a refreshed front drive features lush landscaping, a striking pergola, and a unique fountain with fire features. Guests are greeted by a warm, open-concept lobby with floor-to-ceiling windows revealing beautiful views of the hills beyond the property. Thoughtful design elements include handwoven Mexican textiles and Native American-influenced artwork, along with a large custom tapestry featuring a historic representation of Sonoma Square’s Mission building. Upon arrival, guests receive a personal invitation to the day’s events, including a visit to the “Dream Wall” found beneath a 400-year old valley oak tree. Guests can write down their personal dreams and place them in a bottle and over time, the resort will gather this biodegradable paper and add it to the soil that feeds the vineyard and trees on property.

All 182 guest rooms and suites have been redesigned to incorporate the spirit of Sonoma, most notably the intimate cottages which feature private outdoor soaking tubs and fireplaces where guests can unwind while taking in the beauty of the resort’s natural surroundings. The resort’s Raindance Spa has been previously ranked among the Top 10 resort spas in the United States.

To bring to life the culinary excellence wine country is known for, each onsite culinary concept underscores creativity and seasonality through partnerships with local farms. Renowned chef Michael Mina’s first wine country restaurant, Wit & Wisdom, offers a warm California eatery featuring products from local Sonoma and Napa Valley artisans. Along with an inviting hearth oven, outdoor bocce ball court and a world-class wine list suited for a top Sonoma resort, Wit & Wisdom also boasts a standout cocktail program featuring libations from Camber Lay, one of the San Francisco Bay Area’s most celebrated bartenders. Adjacent to the lobby is the brand-new Benicia’s Kitchen, serving up farm fresh fare for breakfast and lunch before guests take on a day of adventure in Sonoma. Finally, perhaps the most unique concept at the resort is High Horse Bar, a horse trailer turned poolside bar that pokes good-natured fun at its fellow wine country city, Napa. Mixology-forward, Instagram-worthy cocktails are free-flowing for guest to savor while enjoying the reimagined pool deck with modern fire pits. For more information or to place a reservation, please call The Lodge at Sonoma at (707) 935-6600 or visit www.thelodgeatsonoma.com.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in top gateway markets and destination resort locations. The Company currently owns 29 premium quality hotels with over 8,800 rooms. The Company has strategically positioned its hotels to be operated both under leading global brand families as well as unique boutique hotels in the lifestyle segment. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company's website at www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “forecast,” “plan” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions; operating risks associated with the hotel business; risks associated with the level of the Company’s indebtedness; relationships with property managers; the ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; and other risk factors contained in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.
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